[SUBURBAN PROPANE LOGO OMITTED]
                                                                    NEWS RELEASE
                                                       Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                SIGNIFICANT IMPROVEMENT IN FIRST QUARTER EARNINGS

WHIPPANY, NEW JERSEY, FEBRUARY 2, 2006 -- Suburban Propane Partners, L.P. (the
"Partnership") (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced significantly improved earnings for the three months ended December 24, 2005.

Net income for the three months ended December 24, 2005 amounted to $38.2 million, or $1.15 per Common Unit, an increase of $13.3 million, or 53.4%, compared to the prior year quarter of $24.9 million, or $0.77 per Common Unit.
Earnings before interest, taxes, depreciation and amortization ("EBITDA")
increased $13.1 million, or 29.8%, to $57.1 million for the three months ended
December 24, 2005 compared to $44.0 million in the prior year quarter.

Average temperatures in our service territories were 5% warmer than normal for the three months ended December 24, 2005 compared to 6% warmer than normal temperatures in the prior year quarter. In the commodities markets, the high propane and fuel oil prices experienced throughout fiscal 2005 continued during the fiscal 2006 first quarter, thus continuing to negatively impact volumes as a result of customer conservation. Average posted prices of propane and fuel oil during the first quarter of fiscal 2006 increased 25% and 30%, respectively, compared to the average posted prices in the prior year quarter.

Retail propane gallons sold in the first quarter of fiscal 2006 decreased 8.0 million gallons, or 5.6%, to 133.8 million gallons compared to 141.8 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 22.1 million gallons, or 33.5%, to 43.8 million gallons during the first quarter of fiscal 2006 compared to 65.9 million gallons in the prior year quarter, primarily as a result of our continued efforts to exit certain lower margin low sulfur diesel and gasoline businesses combined with the impact of high prices on fuel oil volumes.

Revenues from the distribution of propane and related activities of $310.3 million in the first quarter of fiscal 2006 increased $50.9 million, or 19.6%, compared to $259.4 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned increase in product costs, partially offset by the impact of lower volumes. Revenues of $105.3 million from distribution of fuel oil and other refined fuels decreased $3.0 million, or 2.8%, from $108.3 million in the prior year quarter, primarily as a result of lower volumes, partially offset by higher average selling prices. With the elimination of the fuel oil ceiling program which, as reported throughout much of fiscal 2005, had the effect of restricting margin opportunities in the refined fuels segment, average selling prices and margins have improved compared to the prior year quarter.

Revenues in our natural gas and electricity marketing segment increased $15.4 million, or 68.4%, to $37.9 million in the first quarter of fiscal 2006 compared to $22.5 million in the prior year quarter, primarily from a rise in electricity volumes coupled with increases in average selling prices for natural gas and electricity in line with higher commodity prices. Revenues in our HVAC segment decreased 3.1% to $31.2 million from $32.2 million in the prior year quarter.

Combined operating and general and administrative expenses of $107.4 million increased $0.8 million, or 0.8%, compared to the prior year quarter of $106.6 million. Operating expenses in the fiscal 2006 first quarter include a $7.0 million unrealized (non-cash) gain attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $2.5 million unrealized
(non-cash) gain in the prior year quarter attributable to FAS 133. In addition to the impact of FAS 133, combined operating and general and administrative expenses increased $5.3 million as a result of higher variable compensation in line with improved earnings, increased costs to operate and maintain our fleet primarily from higher fuel costs and higher professional services fees. The increased costs were offset to an extent by efficiencies achieved and cost savings realized from our field realignment which began during the fourth quarter of fiscal 2005.

Depreciation and amortization expense decreased $0.9 million, or 9.9%, to $8.2 million. Net interest expense increased $0.7 million, or 7.1%, to $10.6 million in the first quarter of fiscal 2006 as a result of increased average outstanding debt primarily from higher amounts outstanding under our working capital facility for seasonal working capital needs, offset to an extent by lower average interest rates on long-term borrowings.

In announcing these results, Chief Executive Officer Mark A. Alexander said, "We are extremely pleased with the first quarter earnings growth. The benefits of our field realignment and the elimination of our fuel oil ceiling program have already started to result in improvements to our operating results. We are still dealing with an extremely high commodity environment and increased customer conservation, but we now have a stronger, more efficient operating infrastructure and are better able to take advantage of margin opportunities, particularly in the fuel oil segment, while our core propane segment continues to perform strongly. We are well positioned for significant earnings growth in fiscal 2006."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management's current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements. Some of these forward-looking statements are discussed in more detail in the Partnership's Annual Report on Form 10-K for its fiscal year ended
September 24, 2005 and other periodic reports filed with the Securities and
Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

                                   (more)

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE THREE MONTHS ENDED DECEMBER 24, 2005 AND DECEMBER 25, 2004
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)

                                                                                      THREE MONTHS ENDED
                                                                            DECEMBER 24, 2005        DECEMBER 25, 2004
                                                                            -----------------        -----------------

Revenues
  Propane                                                                  $         310,292         $           259,436
  Fuel oil and refined fuels                                                         105,305                     108,260
  Natural gas and electricity                                                         37,943                      22,488
  HVAC                                                                                31,227                      32,170
  All other                                                                            2,696                       1,692
                                                                           -----------------         -------------------
                                                                                     487,463                     424,046

Costs and expenses
  Cost of products sold                                                              322,885                     273,440
  Operating                                                                           93,219                      95,666
  General and administrative                                                          14,216                      10,968
  Depreciation and amortization                                                        8,211                       9,119
                                                                           -----------------         -------------------

                                                                                    438,531                     389,193

Income before interest expense and provision
  for income taxes                                                                    48,932                      34,853
Interest expense, net                                                                 10,567                       9,863
                                                                           -----------------         -------------------

Income before provision for income taxes                                              38,365                      24,990
Provision for income taxes                                                               150                          89
                                                                           -----------------         -------------------

Net income                                                                 $          38,215         $            24,901
                                                                           =================         ===================

General Partner's interest in net income                                   $           1,187         $               774
                                                                           -----------------         -------------------

Limited Partners' interest in net income                                   $          37,028         $            24,127
                                                                           =================         ===================

Net income per Common Unit - basic                                         $            1.15         $              0.77
                                                                           =================         ===================

Weighted average number of Common Units outstanding - basic                           30,299                      30,268
                                                                           -----------------         -------------------

Net income per Common Unit - diluted                                       $            1.14         $              0.77
                                                                           =================         ===================

Weighted average number of Common Units outstanding - diluted                         30,391                      30,376
                                                                           -----------------         -------------------

Supplemental Information:
EBITDA (a)                                                                 $          57,143         $            43,972
Retail gallons sold:
       Propane                                                                       133,811                     141,780
       Fuel oil and refined fuels                                                     43,816                      65,906
Capital expenditures:
       Maintenance                                                         $           1,761         $             1,480
       Growth                                                              $           4,429         $             7,220

                                         (more)

(a)  EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP.
     Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash used in operating activities:

                                                                                      THREE MONTHS ENDED
                                                                            DECEMBER 24, 2005        DECEMBER 25, 2004
                                                                            -----------------        -----------------

Net income                                                                 $          38,215         $            24,901

Add:
  Provision for income taxes                                                             150                          89
  Interest expense, net                                                               10,567                       9,863
  Depreciation and amortization                                                        8,211                       9,119
                                                                            -----------------        -------------------

EBITDA                                                                                57,143                      43,972
                                                                            -----------------        -------------------

Add / (subtract):
  Provision for income taxes                                                           (150)                        (89)
  Interest expense, net                                                             (10,567)                     (9,863)
  Gain on disposal of property, plant and equipment, net                                (44)                       (207)
  Changes in working capital and other assets
    and liabilities                                                                 (55,314)                    (63,440)
                                                                            -----------------        -------------------

Net cash (used in) operating activities                                    $         (8,932)         $          (29,627)
                                                                            =================        ===================

Net cash (used in) investing activities                                    $         (5,938)         $           (7,909)
                                                                            =================        ===================

Net cash provided by / (used in) financing activities                      $          17,088         $              (96)
                                                                            =================        ===================